Exhibit 99.1

Empowerment & Inclusion Capital I Corp. Announces the
Separate Trading of its Class A Common Stock and Warrants, Commencing March 1, 2021

New York, New York, February 24, 2021 – Empowerment & Inclusion Capital I Corp. (the “Company”) announced today that holders of the units sold in the Company’s initial public offering of 27,600,000 units completed on January 12, 2021 (the “offering”) may elect to separately trade the shares of Class A common stock and warrants included in the units commencing March 1, 2021. Any units not separated will continue to trade on The New York Stock Exchange (the “NYSE”) under the symbol “EPWR.U”, and each of the shares of Class A common stock and warrants will separately trade on the NYSE under the symbols “EPWR” and “EPWR WS,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into shares of Class A common stock and warrants.

The Company is a special-purpose acquisition company with the unique, purpose-driven mission to acquire a diverse-led business or a business focused on promoting an inclusive economy and society.

Registration statements relating to these securities became effective on January 7, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained from Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, or by telephone at 1-877-821-7388 or by email at Prospectus_Department@Jefferies.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the search for an initial business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the offering filed with the U.S. Securities and Exchange Commission (the "SEC"). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

MEDIA:
Marcey Zwiebel
(412) 762-4550
media.relations@pnc.com

OTHER INQUIRIES:
(212) 468-8655